Prospectus Supplement No. 4                                                                                                                                Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated May 23, 2007)                                                                                                                           Registration No. 333-143197

$260,000,000

2.00% Convertible Senior Notes due 2012

                This prospectus supplement supplements the prospectus dated May 23, 2007, as supplemented by the prospectus supplements dated June 22, 2007, July 20, 2007 and August 20, 2007 relating to the resale by certain selling securityholders of our 2.00% Convertible Senior Notes due 2012 (the "notes") and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated May 23, 2007, as supplemented by the prospectus supplements dated June 22, 2007, July 20, 2007 and August 20, 2007, is referred to herein as the “prospectus.”

                You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus and the risk factors incorporated therein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 19, 2007.

SELLING SECURITYHOLDERS

                The information in the prospectus in the table under the caption "Selling Securityholders" is amended by:

▪
replacing the information included therein regarding the selling securityholders identified in the first column of the "Revised Information Regarding Selling Securityholders" table below with the information set forth in the "Revised Information Regarding Selling Securityholders" table below; and

▪	adding the information in the below "Additional Selling Securityholders" table regarding certain selling securityholders.
                The information set forth below is based on information previously provided by or on behalf of the selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

                Unless described in the prospectus under the caption "Selling Securityholder" (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, the selling securityholders do not beneficially own in excess of 1% of our outstanding common stock.

                Except as noted in the prospectus under the caption "Selling Securityholder" (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding Selling Securityholders
	Principal amount of notes beneficially owned and offered hereby	Number of Shares of Common Stock
Name (1)		Beneficially Owned (2)(3)	Offered Hereby(2)
Goldman, Sachs & Co.	2,000,000	598,940	47,023

Additional Selling Securityholders

	Principal amount of notes beneficially owned and offered hereby	Number of Shares of Common Stock
Name (1)		Beneficially Owned (2)	Offered Hereby(2)
Argent Classic Convertible Arbitrage Fund Ltd. (4)	8,310,000	195,380	195,380

(1)          Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.
(2)          Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of  23.5114 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment, however, as described under “Description of the Notes-Conversion Rights-Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.
(3)          In addition to shares of common stock issuable upon conversion of the notes as described in footnote (2), also includes shares of common stock identified to us by the selling securityholder as owned by it.
(4)          Argent Classic Convertible Arbitrage Ltd. has indicated that Nathanial Brown and Robert Richardson exercise sole voting and dispositive power with respect to the notes and the common stock issuable upon conversion of the notes.